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                                                                    Exhibit 4(e)





                STATE AUTO PROPERTY & CASUALTY INSURANCE COMPANY
                              AMENDED AND RESTATED
                      INCENTIVE DEFERRED COMPENSATION PLAN

                               Initially Effective

                              ______________, 1995,
                           and as amended and restated
                                  March 1, 2001




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                STATE AUTO PROPERTY & CASUALTY INSURANCE COMPANY
                              AMENDED AND RESTATED

                      INCENTIVE DEFERRED COMPENSATION PLAN

                                  (THE "PLAN")

                                        I

                                     PURPOSE
                                     -------

         State Auto Property & Casualty Insurance Company (the "Company") is willing to provide as an incentive for those individuals to continue their relationship with the Company, the benefits certain key employees could otherwise earn under the State Auto Insurance Companies Capital Accumulation Plan (the "Qualified Plan") if certain federal law restrictions did not apply and to provide such individuals an opportunity to defer designated amounts of salary and bonuses. Only a select group of the Company's management or highly compensated employees will be eligible to participate in this program. The Company's goal is to retain and reward its key employees by helping them to accumulate benefits for retirement.

         The Plan is the continuation of the State Auto Insurance Companies Incentive Deferred Compensation Plan effective ____________, 1995, which is being amended and restated effective March 1, 2001, to reflect (1) two additional investment options in which a participant may be permitted to direct the investment of the portion of the Company's funds allocated to him; and (2) the assignment to, and assumption by, the Company of all rights, duties and obligations under the Plan from State Automobile Mutual Insurance Company and its other affiliates.

                                       II

                                   ELIGIBILITY
                                   -----------

         Selection of the Company's employees eligible to participate in the Plan is within the sole discretion of the President, Chairman and C.E.O. of State Auto Property & Casualty Insurance Company (the "Chairman"). Only high income or key management employees are eligible for selection by the Chairman. If you fall into one of these groups and are chosen by the Chairman to participate in the Plan, you will sign an Incentive Deferred Compensation Agreement which details the requirements you must satisfy to be eligible to receive this additional retirement benefit from the Company. The Chairman will review and determine his selections each year. Thus, selection in one year does not automatically confer a right to participate in succeeding years.

                                       III

                  INCENTIVE DEFERRED COMPENSATION ACCUMULATIONS
                  ---------------------------------------------

         The benefits provided to participants under their Incentive Deferred Compensation Agreements are paid from the Company's general assets. The program is, therefore, considered to be an "unfunded" arrangement as amounts are not set aside or held by the Company in a trust,



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escrow, or similar account or fiduciary relationship on your behalf. Each participant's rights to benefits under the Plan are equivalent to the rights of any unsecured general creditor of the Company. However, the Company may (a) open accounts with one or more investment companies selected by the Chairman, in his discretion, including from among those used as investment options under the Qualified Plan, (b) open accounts with one or more firms to hold common shares, without par value, of State Auto Financial Corporation, purchased in open market transactions ("SAFC Shares"), or (c) create phantom stock units each of which shall represent the fair market value one SAFC share, ("Phantom Stock Units"), and may invest funds subject to this Plan in these mutual funds, SAFC Shares or Phantom Stock Units (collectively, the "investment options") at their then current offering price or market value, as the case may be. Each participant may be permitted to direct how the portion of the Company's funds allocable to him or her is invested among the investment options, if such accounts are established and such Phantom Stock Units are created. The Company currently expects any such investment options (other than the Phantom Stock Units) to be similar to those available under the Qualified Plan, but is not obligated to make these or any other particular investment options available or, if made available at any one time, to continue to make them available. The total number of SAFC Shares that may be made available as an investment option hereunder is 250,000. All investments shall at all times continue to be a part of the Company's general assets for all purposes.

         To measure the amount of the Company's obligations to a participant in this program, the Company will maintain a bookkeeping record or account of each participant's "Accumulations." There are two basic components of each participant's Accumulations:

                  First, to encourage each participant to invest in his or her own future, you may also elect (within 30 days of when you first become eligible to participate in the Plan for your initial year of participation or, for subsequent years, not later than the December 31 prior to each such year) to defer payment of a portion of your compensation to be earned during the balance of the current or next calendar year, as applicable, as a credit to your Accumulations. This source of Accumulations, adjusted for earnings or losses as described below, is known as the "DEFERRAL VALUE." The minimum amount you may defer is 1% and the maximum is ___% of your compensation, less the amount deferrable through the Qualified Plan. For this purpose, your compensation includes salary, commission and bonus payments made for the year, but does not include other cash or noncash compensation, expense reimbursements or other benefits provided by the Company, other than your own salary deferrals into this Plan or the Qualified Plan. Also, who is eligible to participate in the deferral portion of the Plan is determined on a year to year basis by the Company. If you were a participant one year but are not eligible in a succeeding year, you will still be a participant, but will be treated as "inactive."

                  Second, the Company will also MATCH your deferral at the same rate it is generally matching 401(k) deferrals under the Qualified Plan for the period in question. Any "caps" on the match under the Qualified Plan will also apply to this Plan, with the match under this Plan being offset by the




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                  match to the Qualified Plan to the extent duplicative. For example, at the present time under the Qualified Plan the Company will match up to 6% of salary at the rate of 75 cents on the dollar on up to the first 2% of salary plus 50 cents on the dollar for three to six percent of salary. Under this Plan, the Company will similarly match up to 6% of all compensation, as defined above, less amounts matched under the Qualified Plan. The amounts credited to your Accumulations on a matching basis, adjusted for earnings or losses as described below, are referred to as your "MATCHING VALUE."

         EARNINGS (OR LOSSES): At least once each calendar year while you have a credit balance in your Accumulations, the Company will credit your Accumulations with earnings (or losses), if any, for the period since the last such crediting and determine the value of your Accumulations at that time. The earnings (or losses) may either be credited on the basis of the earnings (or losses) allocable to your directed portion of the Company investment options, if any, or on the basis of a hypothetical earnings rate, as determined by the Company in its sole discretion from time to time. The Company also reserves the right to adjust the earnings (or losses) credited to your Accumulations and to determine the value of your Accumulations as of any date by adjusting such earnings (or losses) or such fair market value for the Company's tax and other costs of providing this Plan.

         TAX CONSEQUENCES: These earnings may compensate for the postponement of the receipt of the Accumulations and give you the benefit of tax-deferred growth of the accumulating amounts, if any. Under current federal income tax rules, the amounts credited to your Accumulations, including earnings, will not be taxable income to you in the year they are credited to your account. You, or your beneficiaries in the event of your death, will generally be taxed on these amounts and the credited earnings, if any, only if and when benefits are actually paid to you. And any such amounts, when paid, will be taxable as ordinary income. Thus, this program provides the opportunity to defer income and the payment of income taxes.

         SELECTION OF INVESTMENT OPTIONS: In the event the Company makes some or all of the investment options available to participants, at such time each year as you elect to defer a portion of your compensation (the "Deferred Amount"), you will be given a form pursuant to which you may direct how such Deferred Amount is to be invested among the available investment options. The Company may also provide information to participants how they may change their directions with respect to the allocation of their Deferred Amount among the investment options or reallocate their Accumulations among the investment options, from time to time.

         The Company will invest a participant's Deferred Amount in accordance with the participant's directions [promptly] upon such amount being deemed by the Company to have been earned. All purchases by the Company of shares of investment companies will be at such shares' current offering price, and purchases by the Company of SAFC Shares will be made in the open market at their then current market value. The Company, however, reserves the right to delay or suspend its purchase of SAFC Shares as it may deem necessary or appropriate to comply with all applicable securities laws, including the Securities Exchange Act of 1934, as amended.




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                  The Company may also periodically advise participants
generally as to reporting requirements and other possible limitations associated with directing a portion of their Deferral Amount or Accumulations be invested in SAFC Shares.

                                       IV

                                    BENEFITS
                                    --------

A.       Vesting
         -------

                  If you participate in the deferral portion of the Plan, your Deferral Value will always be 100% "vested." This means you will always be entitled to receive benefits from this portion of your Accumulations.

                  The portion of your Accumulations derived from the Matching Value will not be vested until you complete 5 years of service for the Company. A "year of service" for this purpose means a period of 12 consecutive calendar months during which you were employed by the Company. Years of service are calculated from the date you were first hired as an employee by the Company, and anniversaries of that date.

                  In addition, you also become 100% vested in your Matching Value Accumulations upon retirement, upon your death, or if you become permanently disabled prior to retirement or other termination of service with the Company.

B.       Forfeiture of Benefits
         ----------------------

                  If your employment with the Company terminates for any reason other than retirement, death, or disability prior to the time you have completed 5 years of service, you will forfeit your rights to receive benefits under the Plan, except that you will still be entitled to receive benefits based on your Deferral Value.

C.       Payment of Benefits.
         -------------------

                  1. CASH PAYMENT ONLY. Any benefits payable to you under the Plan will be made solely in cash and not in the form of any other property or securities, including any shares of an investment company or SAFC Shares that may be an investment option hereunder. Any investment options representing a participant's Accumulations under the Plan are the sole and exclusive property of the Company. As a result, you will have no rights as a shareholder, including voting rights, with respect to these investment options representing your Accumulations.

                  2. RETIREMENT BENEFITS. You will be eligible to receive retirement benefits under the Plan upon your retirement. Retirement benefits will generally be paid as a monthly benefit payable for 60 months. The amount of your benefit will equal the amount necessary to amortize your total Accumulations over the 60 month period. The amount payable each month will either be based on an approximately equal amortization of principal plus actual earnings (or less actual losses) or an amortization based on an assumed interest rate declared by the




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                  Company from time to time during the period of distribution.
                  You must give the Company at least 30 days advance written notice of your intention to retire and receive retirement benefits. Actual benefit payments will begin on the first day of the second month following your satisfaction of all requirements for payment.

                  3. DISABILITY BENEFITS. If you become totally disabled before satisfying the requirements for retirement benefits, you will be eligible to receive payment of the amounts credited to your Accumulations as a monthly benefit commencing after six months of total disability and payable for 60 months. The amount of the benefit will be determined in the same manner as retirement benefits. For this purpose, "total disability" means a physical or mental condition which totally and presumably permanently prevents you from engaging in your usual occupation or any occupation for which you are qualified by reason of training, education, or experience. It is up to the Company to determine whether you qualify as being totally disabled and the Company may require you to submit to periodic medical examinations to confirm that you are, and continue to be, totally disabled. If your disability ends, your disability benefit payments will stop. However, you could continue to qualify for benefits under another provision of the Plan.

                  4. DEATH BENEFITS. In the event of your death while receiving benefit payments under the Plan, the Company will pay the beneficiary or beneficiaries designated by you any remaining payments due under the terms of your Incentive Deferred Compensation Agreement, using the same method of distribution in effect to you at the date of your death. In the event of death prior to beginning to receive benefits under the Incentive Deferred Compensation Agreement, the Company will pay any vested benefits to your beneficiary or beneficiaries, beginning as soon as practicable after your death. In this case, benefits will generally be paid as a monthly benefit payable for 60 months computed in the same manner as retirement benefits. The Company will provide you with the form for designating your beneficiary or beneficiaries. If you fail to make a beneficiary designation, or if your designated beneficiary predeceases you or cannot be located, any death benefits will be paid to your estate.

                  5. OTHER TERMINATION OF SERVICE. If your service with the Company terminates for any reason other than retirement, death, or total disability, then the vested portion of your Accumulations will be paid to you as a monthly benefit payable for 60 months computed in the same manner as retirement benefits, beginning as soon as administratively practicable after your employment terminates.

                  6. PAYMENT ALTERNATIVES. At the Company's election, or upon your request, benefits may be paid in a lump sum or over a shorter or longer period of time than the 60 months generally called for, as described above. However, no request by you or your beneficiaries for a different payment method will be binding on the Company, and any accelerated or deferred payment of benefits shall be made only in the sole discretion of the Company. In addition, the Company may alter the payment method in effect from time to time in its discretion, for example, in order




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                  to avoid the loss of a deduction under Code ss.162(m). If the payment method is altered, the amount you or your beneficiaries will receive will be computed under one of the alternative methods for determining payment amounts provided for under the normal form of distribution for your Accumulations, determined by the Company in its discretion.

                                        V

                            MISCELLANEOUS PROVISIONS
                            ------------------------

A.       No Right to Company Assets.
         --------------------------

                  As explained previously, this Incentive Deferred Compensation Plan is an unfunded arrangement and the agreement you will enter into with the Company does not create a trust of any kind or a fiduciary relationship between the Company and you, your designated beneficiaries or any other person. To the extent you, your designated beneficiaries, or any other person acquires a right to receive payments from the Company under the Incentive Deferred Compensation Agreement, that right is no greater than the right of any unsecured general creditor of the Company.

B.       Modification or Revocation.
         --------------------------

                  Your Incentive Deferred Compensation Agreement will continue in effect until revoked, terminated, or all benefits are paid, even during any period of time when you are an "inactive" participant because you are not designated by the Company as eligible to accumulate additional benefits. However, the Incentive Deferred Compensation Agreement and this Plan may be amended, revoked or terminated at any time, in whole or in part, by the Company in its sole discretion. Unless you agree otherwise, you will still be entitled to the vested benefit, if any, that you have earned through the date of any amendment or revocation. Such benefits will be payable at the times and in the amounts provided for in the Incentive Deferred Compensation Agreement, or the Company may elect to accelerate distribution and pay all amounts due immediately. The Plan will continue until terminated by the Company, which may be at any time, in the Company's discretion.

C.       Rights Preserved.
         ----------------

                  Nothing in the Incentive Deferred Compensation Agreement or this Plan gives any employee the right to continued employment by the Company. The relationship between you and the Company shall continue to be "at will" and may be terminated at any time by the Company or you, with or without cause, except as may be specifically set forth in any separate written employment agreement between you and the Company.




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D.       Controlling Documents.
         ---------------------

                  This is merely a summary of the key provisions of the Incentive Deferred Compensation Agreement currently in use by the Company. In the event of any conflict between the provisions of this Plan and the Incentive Deferred Compensation Agreement, the Agreement shall in all cases control.




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